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                              WACHOVIA CORPORATION
                   EXECUTIVE LONG TERM DISABILITY INCOME PLAN
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GENERAL OVERVIEW
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     The purpose of the Executive Long Term Disability Income Plan is to provide long term disability income protection more commensurate with the pay levels of the eligible executives.

o Eligible executives who elect to participate under the Executive Long Term Disability Income Plan will be afforded with an individual disability insurance policy currently issued by Provident Life and Accident Insurance Company. The amount of coverage provided to an executive who participates under the plan will be 66 2/3% of the base pay plus incentive pay of the covered executive less amounts payable from the Wachovia group long term disability plan. The cost of coverage is paid by Wachovia while the individual is employed.

o The policy is owned by the individual executive and in the event the participant terminates employment or retires, the individual may continue the supplemental coverage at their own expense.

o Eligible executives who elect to participate in the plan will continue to participate in the Company's group Long Term Disability plan at the 66 2/3% level of coverage.

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SPECIFIC INFORMATION
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o    Eligibility

     - Executives whose base pay rate equals or exceeds $100,000 for the first time may be presented for eligibility consideration to the Management Resources and Compensation Committee (the "Committee") periodically for confirmation. The Committee may also impose a service requirement. It is anticipated that this periodic review will occur annually, but the Committee reserves the right to request less frequent updates.

     - Executives who are offered participation and elect to participate would be eligible to participate effective the first of the next calendar year. The Committee reserves the right to permit an earlier effective date for participation under the plan.

     - If an executive declines to participate, his/her Choice Benefits long term disability coverage will continue unchanged. If at a future time the executive wishes to participate, he/she will have to wait until the next enrollment opportunity.

o    Coverage

     - Executives who elect to participate under the Executive Insurance Plan will be afforded an individual long term disability policy covering 66 2/3% of the sum of (1) base compensation and (2) the three year average incentive compensation, less benefits payable from the company's group long term disability plan at the 66 2/3% level of coverage. Coverage in excess of the medical underwriting limit established by the insurance company may require a physical examination.

     - The executive may elect to continue coverage in the event of retirement or employment is terminated.



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     -    If an executive's base pay and/or incentive would warrant the movement into a category with a higher amount of coverage, such a change would be considered at the next enrollment opportunity, but only with the confirmation of the Committee.

o    Premium Payments

     - Wachovia is scheduled to pay premiums on behalf of the executive. These annual premiums would be payable while the executive is employed by Wachovia.

     - The executive may elect to continue coverage at his or her own expense in the event of retirement or termination of employment.

     - If an executive leaves Wachovia, he/she will be responsible for the ongoing payment of premiums

     - All premiums paid by Wachovia will be considered as taxable income, and as such, will be subject to withholding throughout the executive's tax year.

o    Policy Ownership

     -    The executive will be the owner of the policy.

     - As a result of this ownership, the executive may exercise all options afforded him/her, if any, under the policy.

o    Underwriting

     - The plan, as designed, is configured for guaranteed issue up to a limit of $10,000 per month in addition to coverage provided by the company's group disability plan. Underwriting may be required for coverage in excess of this amount up to an overall maximum of $25,000 per month.

     - However, if an executive declines coverage and later wishes to participate, it is possible that guaranteed issue may not be available and some underwriting may be required. If any additional cost is incurred, as a result of such circumstances, Wachovia reserves the right to only pay for the cost of the policy on a guaranteed issue basis.

o    Administration

     - The Committee is hereby designated as the named fiduciary under this plan. The Committee shall have the authority to control and manage the operation and administration of this Plan, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this plan.

          The Committee shall make all determinations as to the rights to benefits under this Plan in accordance with the claims procedures set forth in Section 503 of ERISA and the regulations thereunder, which procedures are incorporated herein by this reference.

o    Plan Changes

     - The Committee reserves the right to amend, modify or terminate the commitment by Wachovia to continue payment of premiums as described above with at least 30 days notice to the affected participants.


     Effective - October 1, 1997